Exhibit 10.1

BD EXECUTIVE SEVERANCE PLAN
Effective as of January 27, 2026

ARTICLE I - INTRODUCTION
Section 1.1    Purpose. Becton, Dickinson and Company (the “Company”) has adopted the Plan, for the benefit of certain management employees of the Company and its participating affiliates, divisions, and business units (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated effective as of the Effective Date. Participation in this Plan is generally intended to be limited to those management employees designated as level J-G9 by the Company.
Section 1.2    Effective Date. The Plan shall be effective on the Effective Date. Except as may otherwise be provided by the Plan Administrator in writing, this Plan replaces and supersedes any and all prior severance pay plans, policies and/or practices in effect for covered management employees prior to the Effective Date, other than any written agreements entered into between such employees and the Company that become effective upon a Change of Control of the Company (as defined in such agreements) (the “Other Severance Arrangements”); provided, however, covered employees who receive notice of their termination of employment prior to the Effective Date from the Company (or any affiliate of the Company) shall not be eligible to participate in this Plan even if such termination of employment does not occur until on or after the Effective Date. As such, for Terminations that occur on or after the Effective Date this Plan represents the exclusive severance benefit provided to Participants and such individuals shall not be eligible for any other severance benefits provided in Other Severance Arrangements. For the avoidance of doubt, in the event that an Executive has entered into a written agreement with the Company that would become effective upon a Change of Control of the Company, the benefits provided in such agreement upon the termination of such Executive’s employment with the Company shall supersede the benefits set forth herein.
Section 1.3    Classification of Plan. The Plan is intended to be a top-hat severance plan, and is adopted for the benefit of a select group of management or highly compensated employees of the Company Group, within the meaning of ERISA. Accordingly, any benefits paid pursuant to the terms of the Plan are not deferred compensation for purposes of ERISA and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect.
Section 1.4    Plan Provisions. The legal rights and obligations of any person having an interest in this Plan are determined solely by the provisions of this Plan, as interpreted by the Plan Administrator (as hereinafter defined). No employee or representative of the Company or the Company’s affiliates, divisions or business units is authorized to modify, add to or subtract from these terms and conditions, except in accordance with the amendment and termination procedures described herein.

ARTICLE II - DEFINITIONS AND INTERPRETATIONS
Section 2.1    Base Salary. A Participant’s then current annual base salary rate in effect immediately prior to his or her Termination Date.
Section 2.2    Board. The Board of Directors of the Company.
Section 2.3    Cause. For purposes of this Plan, “Cause” shall mean:
(i)    The repeated failure of a Participant to perform substantially his or her duties with the Company or any affiliate of the Company (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)    A Participant’s material violation of any Company policy pertaining to harassment, discrimination, ethics, dishonesty, or theft;
(iii)    A Participant engages in illegal conduct or willful misconduct that is materially or demonstrably injurious to the Company; or
(iv)    A Participant manages a subordinate who engages in the acts specified in clauses (i), (ii) or (iii) above and the Participant knew, or should have known in the exercise of reasonable care, about the subordinate’s conduct and failed to take immediate action to prevent, remediate, and report such conduct.
No act, or failure to act, on the part of a Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.
Section 2.4    Claims Administrator. The Plan Administrator or such other individual or group of individuals as may be appointed as the Claims Administrator under the Plan by the Plan Administrator from time to time.
Section 2.5    Code. The Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.
Section 2.6    Disability. A disability that qualifies as a total disability where (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) a Participant is determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program maintained by the Company.
Section 2.7    Effective Date. January 27, 2026.
Section 2.8    ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
Section 2.9    Executive. A common law employee of the Company Group who has been assigned to job level J-G9 in the Company Group’s records.
Section 2.10    General Release. The termination agreement and release in the form approved by the Company, which shall, among other things, release the Company Group, and each of their respective directors, officers, employees, benefit plans, agents, successors and assigns, from any and all claims that an Executive has or may have against the Company or the Company Group and each of their respective directors, officers, employees, benefits plans, agents, successors and assigns.
Section 2.11    Participant. An Executive who meets the requirements for eligibility under the Plan, as set forth in Section 3.1 of this Plan and who experiences a Qualifying Termination. An individual shall cease being a Participant once all Severance Benefits due to such individual under the Plan have been paid or provided (or, if earlier, upon the death of the Participant), and no person shall have any further rights under this Plan with respect to such former Participant.
Section 2.12    Plan. The BD Executive Severance Plan effective as of the Effective Date, as set forth herein.
Section 2.13    Plan Administrator. The Compensation and Human Capital Committee of the Board, or such committee or officer to whom authority to administer the Plan is delegated by the Compensation and Human Capital Committee.

Section 2.14    Qualifying Termination. A Participant’s Termination by the Company Group without Cause (and other than as a result of the Participant’s death or Disability); provided, however, it shall not be considered a Qualifying Termination if such Participant’s employment with the Company Group is terminated upon the expiration of a leave of absence by reason of the Participant’s failure to return to work at such time. Notwithstanding the foregoing, a Qualifying Termination does not include a discharge or other separation of employment under or in connection with any of the following circumstances, as determined by the Plan Administrator in his/her sole and absolute discretion:
(i)    a termination for Cause;
(ii)    a voluntary termination or discharge by the Executive;
(iii)    an Executive’s retirement;
(iv)    upon a divestiture of a product line, business, subsidiary or unit of the Company Group where the applicable Executive remains employed by the divested business or is offered employment by the acquiring company.
Section 2.15    Severance Benefits. The payments and other non-monetary benefits received by a Participant under the Plan, as determined by the Plan Administrator.
Section 2.16    Severance Multiple. For each Participant, the applicable number set forth in Section 3.2(i).
Section 2.17    Target Bonus. A Participant’s target bonus under the annual incentive compensation plan of the Company Group in which such Participant participates during the year in which the Qualifying Termination of Employment occurs.
Section 2.18    Termination. The termination of a Participant’s employment or service, as applicable, with all members of the Company Group for any reason (including death).
Section 2.19    Termination Date. The date on which a Qualifying Termination is effective.

ARTICLE III - ELIGIBILITY TO PARTICIPATE AND SEVERANCE BENEFITS
Section 3.1    Eligibility. Upon becoming an Executive, such Executive shall be eligible to participate in the Plan and receive Severance Benefits upon a Qualifying Termination; provided that, as a condition of participation in the Plan following the Participant’s Termination, the Participant timely returns (and does not timely revoke) a signed and dated original General Release.
Section 3.2    Severance Benefits. If a Participant’s Termination is a Qualifying Termination, in addition to any Accrued Obligations (as defined below), subject to such Participant’s execution and delivery, and non-revocation of the General Release, as contemplated below, the Participant shall be entitled to the following payments and benefits:
(i)    Cash Severance. A cash payment as set forth below:
a.    For the Chief Executive Officer, the Severance Multiple shall be 1.5, and the cash payment shall be equal to the sum of the Participant’s Base Salary and Target Bonus multiplied by the Severance Multiple;
b.    For members of the Executive Leadership Team, the Severance Multiple shall be 1.0, and the cash payment shall be equal to the sum of the Participant’s Base Salary and Target Bonus multiplied by the Severance Multiple;
c.    For Business Unit Presidents and any other Participants not specified in subsections (a) and (b) immediately above, the Severance Multiple shall be 1.0, and the cash payment shall be equal to the Participant’s Base Salary multiplied by the Severance Multiple.
(ii)    Pro-Rated Target Bonus. The Target Bonus for the fiscal year in which the Participant’s Termination occurs, pro-rated for the days of service up to and including the Termination Date, payable immediately in a single lump sum; provided that if the Termination Date is during the period beginning on September 1 and ending on the last day of the fiscal year, the Participant shall instead be entitled to an amount equal to the actual bonus the Participant would have been entitled to under the annual incentive compensation plan for the fiscal year in which the Participant’s Termination occurs, based on the results of Company and individual performance factors, as applicable, and pro-rated for the days of service up to and including the Termination Date, payable when such bonuses are paid to active participants in such plan but in no event later than March 15 of the year following the year in which the Termination Date occurs.
(iii)    Lump Sum Payment for COBRA Eligible Participants.
a.    If a Participant is participating in the Company Group’s medical, dental or vision plan as of his or her Termination Date and eligible for continued medical, dental and vision benefits for the Participant and his or her eligible dependents available through the continuation of coverage provisions (“COBRA”) of the applicable group health plan otherwise covering the Participant (and eligible dependents) immediately before the Qualifying Termination, such Participant shall receive a cash payment equal to the product of (1) the amount by which the cost of the Participant’s monthly COBRA coverage (if he or she elected COBRA) would exceed the monthly premium amount (if any) the Participant paid for the same coverage as of his or her Termination Date; and (2) twelve (12) months. Notwithstanding any provision herein to the contrary, the qualifying event for purposes of COBRA eligibility will be the date of the Participant’s Qualifying Termination and all benefits provided pursuant to COBRA (if elected) and the applicable Company Group plans shall be governed in accordance with the rules of COBRA and the applicable Company Group plans, as applicable.
b.    If a Participant is not participating in the Company Group’s medical, dental or vision plan as of his or her Termination Date and not eligible for COBRA, such Participant shall not be eligible to receive a cash payment.
(iv)    Outplacement Assistance. A Participant shall be entitled to receive individual outplacement services for up to nine (9) months following the Termination Date as determined by the Plan Administrator.
Section 3.3    Accrued Obligations. If a Participant experiences a Termination of employment or services with the Company Group that does not constitute a Qualifying Termination, the Participant shall not be entitled to the payment of any Severance Benefits under the Plan. In such case, Participant shall be: (i) paid any previously earned but unpaid Base Salary through the Termination Date, if any, which shall be paid in conformity with the Company’s customary payroll practice, (ii) reimbursed for any business expenses incurred by but not yet paid to Participant, (iii) entitled to any vested benefits under any benefit plans and programs that Participant is included in, and (iv) paid or provided with any other amounts or benefits that are required to be paid or provided by applicable law, which shall be paid in the time period required by applicable law (the “Accrued Obligations”).

ARTICLE IV - PAYMENT OF SEVERANCE
Section 4.1    Payment of Severance Benefits. Severance Benefits that are payable in cash will be paid in a single lump sum as soon as administratively practicable following a Participant’s Qualifying Termination (except as otherwise set forth in Section 3.2(ii)), provided that the Plan Administrator determines that the Participant meets all of the requirements to qualify as a Participant under the Plan.
Section 4.2    General Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of the Severance Benefits (other than of the Accrued Obligations) to a Participant shall be conditioned upon:
(i)    Participant’s execution, delivery to the Company, and non-revocation of a General Release and the expiration of any revocation period contained in such General Release within sixty (60) days following the Termination Date. If a Participant fails to execute the General Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any Severance Benefits under the Plan.
(ii)    If Participant holds any other positions with the Company or a member of the Company Group, including a position on the Board, Participant’s resignation from such position(s) to be effective no later than the Termination Date (or such other date as requested by the Board);
(iii)    Participant’s return of all Company property; and
(iv)    Participant’s continued compliance with the terms of the General Release.
Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of such Termination, but for the condition on executing the General Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.
Section 4.3    Death. In the event a Participant dies before receiving the payment due to the Participant under the Plan, any remaining amounts will be paid to the appointed administrator, executor or personal representative of the Participant’s estate.
Section 4.4    Treatment as Compensation for Retirement and Incentive Plans. Payments under the Plan are not deemed “compensation” for purposes of calculating any contributions or accruals under the retirement plans, savings plans, and incentive plans of the Company Group. Accordingly, no contributions to the retirement and savings plans of the Company will be made from the severance payments and other payments and benefits under the Plan, and such plans will not accrue any benefits attributable to payments under the Plan.
Section 4.5    Specified Employee. Notwithstanding anything herein to the contrary, (i) if, at the time of a Participant’s Termination such Participant is a “specified employee” as defined in Code Section 409A and regulations thereunder, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any reduction or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following such Participant’s Termination (or the earliest date that is permitted under Code Section 409A); and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Plan Administrator, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 4.5; provided, however, that none of the Company or any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto.
Section 4.6    Restrictive Covenants. In the event a Participant has entered into a restrictive covenant agreement with the Company and breaches any restrictive covenant contained in such agreement, such Participant shall (i) forfeit the right to the Severance Benefits; and (ii) be required to repay to the Company any of the Severance Benefits already received. The Board or a duly appointed committee of the Board, or such committee’s delegates, shall have sole discretion to determine whether a Participant has breached the applicable restrictive covenants for purposes of this Plan. The requirement to repay the Severance Benefits shall be in addition to any other remedies available to the Company with respect to the violation of the restrictive covenants.

ARTICLE V - GENERAL PROVISIONS
Section 5.1    Amendment and Termination. The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Plan Administrator; provided that no amendment, termination, or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits a Participant may receive under the Plan shall be effective with respect to the Participant until the first anniversary of such amendment, termination, or discontinuance, except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law.
Section 5.2    Taxes. Severance Benefits provided under the Plan are subject to Federal, state and local income and Social Security tax withholdings and any other withholdings mandated by law.
Section 5.3    Clawback. Notwithstanding any provision in the Plan to the contrary, the Severance Benefits provided under the Plan shall be subject to a clawback to the extent necessary to comply with the Company discretionary or non-discretionary clawback policy.
Section 5.4    No Right to Continued Employment. Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without cause.
Section 5.5    Plan Not Funded. Amounts payable under this Plan shall be payable from the general assets of the Company Group, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company Group by reason of participation hereunder. Neither the provisions of this Plan, nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company Group. Notwithstanding the foregoing, the Company Group shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company Group's creditors or otherwise, to discharge its obligations under the Plan.
Section 5.6    Non-Transferability of Benefits and Interests. All amounts payable under this Plan are non-transferable, and no amount payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This provision shall not apply to an assignment of a contingency or payment due: (i) after the death of a Participant to the deceased Participant's legal representative or beneficiary; or (ii) after the disability of a Participant to the disabled Participant's personal representative.
Section 5.7    Discretion of Company, Board and Plan Administrator. Any decision made or action taken by, or inaction of, the Company, the Board, the Plan Administrator or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control. However, with respect to the authorized officers and senior executives, as designated by the Board in its resolutions, any decision made or action taken by, or inaction of, the Plan Administrator controls.
Section 5.8    Indemnification. Neither the Board nor the Plan Administrator, any employee of the Company, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with this Plan (or any payment made under this Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.
Section 5.9    Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Code Section 409A and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.
Section 5.10    No Duplication. The benefits under this Plan replace and supersede any severance benefits payable upon a Termination previously established under Other Severance Arrangements. In no event shall any Participant receive more than the severance benefits provided for herein, and any severance benefits provided under any Other Severance Arrangement or otherwise, to the extent paid, shall reduce the amounts to be paid hereunder.
Section 5.11    Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of New Jersey.
Section 5.12    Notice. Notices provided for in this Plan shall be in writing and shall be deemed to have been duly received: (i) when delivered in person; (ii) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (iii) on the first business day after such notice is sent by express overnight courier service; or (iv) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:
If to the Company, addressed to:
Becton Dickinson
Executive Severance Plan Matters
1 Becton Drive
Franklin Lakes, NJ 07417
If to Participant, at Participant’s last known address on file with the Company.
Section 5.13    Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
Section 5.14    Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.

ARTICLE VI - CLAIMS PROCEDURE
Section 6.1    Claims Procedure. A Participant may file a written claim with the Claims Administrator with respect to his or her rights to receive a benefit from the Plan. The claim must be filed within one year after the Participant’s Termination Date. The Participant will be informed of the decision of the Claims Administrator with respect to the claim within ninety (90) days after it is filed. Under special circumstances, the Claims Administrator may require an additional period of not more than ninety (90) days to review a claim. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Claims Administrator expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.
Section 6.2    Determination. If the Participant’s claim is denied in whole or in part, or an adverse benefit determination is made with respect to the Participant’s claim, the Participant will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Claims Administrator, the Participant may request a review of the application as if the claim had been denied.
Section 6.3    Request for Review. If the Participant’s claim has been denied, or an adverse benefit determination has been made, the Participant may request that the Claims Administrator review the denial. The Participant’s request must be in writing and must be made within sixty (60) days after written notification of denial. In connection with this request, the Participant (or his or her duly authorized representative) may (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (ii) submit to the Claims Administrator written comments, documents, records, and other information related to the claim.
Section 6.4    Process for Review. The review by the Claims Administrator will take into account all comments, documents, records, and other information the Participant submits relating to the claim. The Claims Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Claims Administrator expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.
Section 6.5    Determination on Review. The Claims Administrator’s decision on the claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific provisions on which the determination is based; (ii) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. The decision of the Claims Administrator (or its designee) is final and binding on all parties.
Section 6.6    Right to File Suit. No legal action at law or equity to recover benefits under the Plan may be filed unless the claimant has complied with and exhausted the administrative procedures under this Section of the Plan, nor may such legal action be filed more than ninety days after the date on which the claim is denied (or deemed denied) in accordance with this Section.

ARTICLE VII - INTERPRETATION AND BENEFIT DETERMINATION
Section 7.1    General Power to Interpret Plan. The Plan Administrator (or, where applicable, any duly authorized delegee of the Plan Administrator) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.
Section 7.2    Additional Power to Interpret Plan. Without limiting the generality of the foregoing paragraph, the Plan Administrator (or, where applicable, any duly authorized delegee of the Plan Administrator) shall have the sole and absolute discretionary authority to:
(i)    Take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;
(ii)    Formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;
(iii)    Decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;
(iv)    Resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and
(v)    Process and rule on any benefit exclusions.
All determinations made by the Plan Administrator (or, where applicable, any duly authorized delegee of the Plan Administrator) with respect to any matter arising under the Plan shall be final and binding on the Executive, Participant, beneficiary, and all other parties affected thereby.
Section 7.3    Plan Administrator’s Sole Discretion to Modify, Waive or Eliminate Entitlement to Severance Benefits. The Plan Administrator may, in its sole and absolute discretion, authorize Severance Benefits or continuation of medical, dental and vision benefits in an amount different from the amounts otherwise set forth in the Plan or determine that one or more individual Executives is not entitled to Severance Benefits. No such action or failure of the Plan Administrator to enforce at any time any provision of the Plan shall be construed in any way to amend, waive or modify any other provision of the Plan or affect the validity of the Plan or any part hereof or the right of the Plan Administrator thereafter to enforce each and every provision. No action shall be effective unless made in writing by the Plan Administrator.
IN WITNESS WHEREOF, this undersigned, being an officer of the Company and pursuant to the delegation by the Company’s Board, hereby executives this Plan as of the date first above written.

/s/ Kristi Payne
Kristi Payne, SVP, Worldwide Total Rewards